UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. ___)

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VIRTUS INVESTMENT PARTNERS, INC.

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To Our Shareholders:

Virtus Investment Partners will hold its 2018 Annual Meeting of Shareholders on May 15, 2018 and we are writing to ask for your support of our annual “Say on Pay” proposal on executive compensation. The Board recommends shareholders vote “For” the Say on Pay proposal.

In April 2018, we filed our Proxy Statement that describes our executive compensation program and we are providing this supplemental information in response to reports from proxy advisory firms that recommended a vote against our Say on Pay proposal.

We respectfully, but strongly, disagree with the recommendations of those firms, which, we believe, reached incorrect conclusions in assessing our executive compensation policies and practices. In particular, we do not believe either firm fully understands: the rigorous nature of our short- and long-term performance metrics that are foundational to our incentive compensation; the meaningful alignment between our executive compensation practices and our shareholders’ interests; the impact of using incorrect peer groups when assessing our company; or the changes we have made to our compensation practices based on feedback from our shareholders.

1.	Our compensation program strongly links pay with performance through rigorous performance metrics that are aligned with shareholders’ interests.

Every aspect of our incentive compensation program is designed to align executives with the long-term interests of our shareholders, consistent with our pay-for-performance philosophy. Thus, a significant portion of our executive officers’ incentive compensation will vary with annual business performance and each individual’s contribution to that performance.

Our Compensation Committee determines annual and long-term incentive compensation for our named executive officers (NEOs) based on the use of rigorous and challenging performance metrics that are appropriately aligned with the interests of our shareholders. The metrics used for both short- and long-term incentives are consistent with how we manage the business and how investors and analysts evaluate and compare asset management companies.

Annual Incentives

◾	The funding of annual incentives is based on a percentage of the company’s profitability (operating income, as adjusted, excluding all variable compensation1), which we believe is appropriate, as asset managers are generally valued based on earnings measures.[2]
◾	The determination of the funding percentage is based on performance against two equally weighted primary metrics[3], secondary financial metrics[4], and achievement against business

[1]	Operating income, as adjusted, excluding all variable compensation excludes the AI awards, affiliate-based incentives, long-term incentives, sales-based incentives, and other variable pay programs.
[2]	The referenced non-GAAP measures are described and reconciled to GAAP reported amounts on Appendix A of our Proxy Statement.
[3]	The primary metrics are (i) net income, as adjusted, excluding AI awards, (“Pre-AI Net Income, As Adjusted”) compared to the level set in relation to the Company’s financial plan; and (ii) open-end mutual fund gross sales rates, relative to industry peers.
[4]	The secondary metrics are operating income, margin and EPS, as adjusted; long-term AUM; total net flows; and relative mutual fund performance.

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objectives and strategic goals developed during the annual planning process with the Board of Directors. The primary metrics address our achievement of targeted profitability and our relative success in raising assets. The secondary metrics measure the achievement of key success factors, including margin, net flows, and investment performance, all of which are critical in our industry. Failure to achieve threshold levels of these funding metrics could result in zero funding for NEOs’ annual incentive.

Long-Term Incentives

◾	Long-term incentives are granted in equity. Half of each grant is time-based and the other half is performance-based; all grants vest over a three-year period.
◾	The performance-based portion of the long-term incentive plan employs two equally weighted relative metrics: relative Total Shareholder Return (TSR), and relative growth in operating income, as adjusted. Relative metrics, which rank the company’s performance against an appropriate peer group, are not influenced by internal projections or uncontrollable market factors.
◾	In response to specific feedback received during our outreach to shareholders and proxy advisors, the Compensation Committee has implemented a cap on relative TSR-based incentives when absolute TSR is negative to ensure continued alignment with our shareholders.

Alignment with Results

Our overall incentive compensation programs are designed both to retain key executives and to recognize significant performance, such as the results achieved in 2017, including:

◾	A 41% percent increase in total sales and 95% improvement in total net flows;
◾	A 57% increase in operating income, as adjusted and 37% increase in earnings per share, as adjusted;
◾	A 320 basis point improvement in operating margin, as adjusted; and
◾	The completion of a transformative acquisition that nearly doubled assets under management, added three affiliated managers, and broadened our client base, thus positioning the company for further growth and diversification of revenues and assets.

The effectiveness of our pay-for-performance philosophy and the appropriate alignment with our shareholders are illustrated by the following:

◾	Annual Incentive – These awards increased in 2017, in line with strong financial performance, compared with prior years, when incentives decreased consistent with performance. Annual incentives declined in three of the prior four years, in line with performance metrics and consistent with the experience of shareholders. Our CEO’s short-term incentive decreased 10.0%, 20.0%, and 5.6% in 2014, 2015 and 2016, respectively, before increasing 17.6% in 2017.
◾	Long-Term Incentive – As a result of not achieving the threshold level of performance against pre-determined targets, in two of the past three plan years at least 50% of performance-based awards paid $0, and in the third plan year, both performance-based components paid $0.
◾	Realizable Pay – As shown in the chart below, which is included on page 43 of our Proxy, there has been a consistent, strong correlation between our stock price and our chief executive officer’s realizable pay (rather than potential pay as shown on the Summary Compensation Table or used by the proxy services) over the past five years, even during periods when the annual stock performance may not fully reflect longer-term strategic achievements.

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* Performance results on both metrics for the Performance Share Units for the 2015 to 2017 period were below threshold and resulted in 0% vesting.

2.	The Compensation Committee uses a highly formulaic approach that has limited discretion.

The proxy advisory services indicated that they believe our executive compensation program incorporates a considerable degree of discretion. We believe this view is incorrect. In fact, the Compensation Committee determines annual and long-term incentive opportunities using a highly formulaic methodology and, in 2017, negative discretion was used to reduce the funding for NEOs’ annual incentive in order to ensure that there was the appropriate alignment of pay to company performance.

The preliminary incentive funding amount for 2017 was calculated within a pre-established range of a percentage of profitability, from 0% to 11.8%, with the funding percentage of 11.1% calculated from within that range based on pre-established threshold, target and maximum levels of 9.7%, 10.8% and 11.8%, respectively. The calculated funding was formulaically adjusted modestly upward based on the results of the secondary metrics. However, it was then adjusted significantly downward primarily in acknowledgement of the impact of the one-time special awards on total annual compensation. In summary, the Committee applied negative discretion to reduce the final annual incentive funding pool for the NEOs by 25%.

The annual incentive funding pool was then preliminarily allocated to each of our NEOs based on a target opportunity represented by an allocable share, or percentage, of the funded annual incentive pool. The preliminary individual allocations were then formulaically adjusted for relative contribution, based on an assessment of departmental and individual performance in relation to specific objectives and initiatives, aligned with the current year business plan and assigned at the beginning of the year through our annual planning process. The adjusted individual awards were then further reduced proportionately to ensure that the total of the individual awards did not exceed the final funding pool. The Compensation Committee, in approving the results of this process, believes that evaluating the NEOs predominantly on quantitative metrics, with additional input based on qualitative metrics, provides the best assessment of the NEO’s performance.

3.	We use a more appropriate group of peer companies to measure compensation and performance

Both proxy advisory firms, Institutional Shareholder Services, Inc. (ISS) and Glass Lewis & Co. LLC, compare our performance and NEO pay with peer groups that are not fully representative of the asset management industry.

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◾	Glass Lewis uses an independent data provider’s 15-company peer group that includes four companies which operate in very different industries, such as financial technology and electronic trading.
◾	ISS uses an even more disparate group of 18 companies, the majority of which are not asset managers. The ISS “peer group” includes business development companies, a mutual fund ratings company, a financial technology company, and multiple boutique investment banks.

The use of non-asset management companies materially skews the proxy advisory firms’ analyses by disregarding distinctions in the business models, pay practices, stock performance, and operations of companies in different subsectors of the broader financial services industry. The ISS analysis is further skewed by the use of certain financial performance metrics including return on invested capital (ROIC) and return on assets (ROA), that may be relevant in certain industries but are not particularly relevant to shareholders evaluating an investment in an asset manager. When disparate peers and irrelevant financial performance metrics are used it is nearly impossible to compare results across firms, such as the relative degree of alignment between pay and performance in the ISS quantitative screen.

Our Compensation Committee has taken a more thoughtful approach and, with input from its independent compensation consultant, has developed a peer group of companies that are:

◾	Publicly traded asset managers;
◾	Similar to us in important business and organizational attributes such as business model, diversity of investment strategies and products, distribution channels, similarity of management roles, and ownership structure; and
◾	Competitors for a broad range of industry talent.

4.	We have modified our compensation plans based on feedback from our shareholders.

Both Glass Lewis and ISS acknowledge that we “have made a number of positive changes” (ISS) in our executive compensation program as a result of discussions with our shareholders. We continue to engage with shareholders on matters of importance, including executive compensation, in order to provide shareholders the opportunity to raise issues and concerns directly with our Board and Management.

In response to feedback we received from our shareholders, as well as comments previously made by proxy advisory firms, we revised our 2017 compensation plans and increased the transparency of specific performance metrics and business objectives. Below are the major items cited during our shareholder engagement process:

Theme:	Our Response:
Disclosure: Enhance transparency on performance metrics, business goals and alignment of pay with performance

◾ We increased the transparency of the compensation determination process (Proxy pages 29-30), specific performance metrics (pages 36-41), strategic accomplishments (pages 33-34) and Business Objectives and Results (page 35)

◾ Compensation Committee commenced assessment of setting clear threshold, target and maximum payouts (page 29)

Pay for Performance: Compensation decisions and use of discretion should be in line with financial results and TSR

◾ Compensation Committee used negative discretion to adjust incentive award opportunities in 2017 (page 36)

◾ The plan has a cap on relative TSR-based incentives when absolute TSR is negative (page 28)

◾ Certain long-term targets were not met in three plan years, resulting in $0 payouts (page 41)

Pay for Performance: Reconsider level of achievement required to achieve target payout	◾ In assessing further plan modifications, the Compensation Committee will review the level of goal achievement required in order to achieve target payout

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Long-Term Incentive: Discontinue the use of a one-year metric for the long-term incentive plan	◾ In assessing further plan modifications, the Compensation Committee will review the use of a one-year metric in the long-term incentive plan (page 29)
Performance Awards: Hesitant to support awarding special grants for initiatives that should be considered intrinsic to an executive’s role

◾ The acquisition and integration of RidgeWorth Investments was transformative, nearly doubling assets under management and significantly diversifying revenue and asset mix across strategies, product lines, and clients (page 33)

◾ Special performance equity awards have not been granted for any of our prior or announced transactions

◾ Funding for the 2017 short-term incentive was reduced in consideration of the growth in key metrics partially attributable to the transaction, resulting in a 25% reduction in funding (page 36)

Summary

We have been responsive to the interests of our shareholders and believe that our continued focus on achieving profitable and sustainable financial results is best reflected in the market response to our 2017 accomplishments, including the completion of the acquisition and integration. As of (May 1), the year-to-date performance of our stock is in the top quartile of the peer companies we use for comparison with the total shareholder return.

We believe our compensation program has effectively created alignment between our executives and our shareholders and, in conjunction with our business objectives and strategic priorities, is an important element of the growth of our company. We appreciate the support our shareholders have given the Board and Management of Virtus in prior annual meetings, and we ask you to consider our commitment to a pay-for-performance alignment by voting in favor of our Say-on-Pay proposal at the Annual Meeting of Shareholders on May 15, 2018.

Based on the above, we strongly disagree with the reasoning behind the “against” recommendations of Glass Lewis and ISS. The Board continues to recommend that shareholders vote FOR Proposal 3, the advisory vote on the compensation of our named executive officers.

Thank you for your careful consideration of the matters discussed in this letter.